Exhibit 21.1

SUBSIDIARIES OF GOOD TECHNOLOGY CORPORATION

Name	Jurisdiction
AppCentral, Inc.	Delaware
BoxTone Inc.	Delaware
BoxTone KK	Japan
Cloudsync, Inc.	Colorado
Copiun, Inc.	Delaware
Fixmo U.S. Inc.	Delaware
Good Technologia Do Brasil LTDA	Brazil
Good Technology APS	Denmark
Good Technology Australia Pty. Ltd.	Australia
Good Technology Canada, Inc.	Canada
Good Technology France SARL	France
Good Technology GmbH	Germany
Good Technology Spain Sociedad Limitada	Spain
Good Technology Software France SARL	France
Good Technology (HK) LTD.	Hong Kong
Good Technology Italy SRL	Italy
Good Technology Netherlands BV	Netherlands
Good Technology Software Inc.	Delaware
Good Technology Software PTE Ltd.	Singapore
Good Technology South Korea Co Ltd.	South Korea
Good Technology Sweden AB	Sweden
Good Technology Tianjin (Co.) Ltd.	China
Good Technology (UK) Limited	United Kingdom
Heysan, Inc.	Delaware
Intercasting Corporation	Delaware
Mobileplay, Inc.	California
NetDrive Acquisition Corporation	Delaware
Netdrive.com, Inc.	Delaware
Visto Corporation	Washington
Visto Holding Corporation (France) I	Delaware
Visto Holding Corporation (France) II	Delaware
Visto International Corporation	Delaware